Exhibit 99.5

December 6, 2024

Mr. Walter Healy
President
Hoyne Savings Bank
4786 N Milwaukee Ave
Chicago, Illinois 60630

Dear Mr. Healy,

This letter will confirm our understanding as to the services to be provided by Donati Financial Services, Inc, to Hoyne Savings Bank, (the “Bank”), in connection with its intention to raise capital through an initial public offering.

It is our understanding that you wish our firm to participate in the preparation of various Securities and Exchange Commission filings, and the preparation of related documentation.

Management of the Bank has the responsibility for the financial statements, and all representations contained therein, Management also has the responsibility for the adoption of sound accounting policies and the implementation of record keeping and internal control to maintain the reliability of the financial statements and to provide reasonable assurance against the possibility of misstatements that are material to the financial statements. Based on the nature of this assignment, we will not be conducting an audit or an evaluation of your internal control system. We will rely on the dollar amounts provided as accurate.

The Bank agrees that it will indemnify Donati Financial Services, Inc. with regard to any and all claims asserted against Donati Financial Services, Inc. by any person or entity as a result of the Bank’s use or application of the work performed or materials provided under the engagement. Such indemnification shall include, but not be limited to any and all costs, expenses, reasonable legal fees and settlements, which relate to any such claims.

6936 Greenwater Circle  |  Castle Rock, CO 80108

Our fees for this service will be $300.00 per hour spent on this engagement. In addition, out-of-pocket expenses will be billed for reimbursement. We will progress bill on a biweekly basis for out-of-pocket expenses and hours worked to date.

Sincerely,

/s/Frank J. Donati
Frank J. Donati
President

The undersigned hereby agrees to the terms and conditions of the aforestated engagement.

Accepted

/s/Walter Healy
Authorized Signature
Title: President/CEO
Date: 4/4/25